American Express Global Business Travel Reports Strong Profit Growth and Margin Expansion in Q1 2025 and Issues Q2 and Updated Full-Year 2025 Guidance

NEW YORK – May 6, 2025 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading software and services company for travel, expense, and meetings & events, today announced financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

Delivered Strong Financial Results
•Revenue grew 2% year over year to $621 million. On a constant currency, workday adjusted1 basis, revenue grew 4%.
•Adjusted EBITDA grew 15% year over year to $141 million.
•Free Cash Flow grew 9% year over year to $26 million.

Significant Margin Expansion
•Adjusted Operating Expenses decreased 1%, even as revenue grew.
•Adjusted EBITDA margin expansion of 260 bps year over year.

Continued Share Gains and Strong Customer Retention
•LTM Total New Wins Value accelerated to $3.2 billion, including $2.3 billion from SME.
•96% LTM customer retention rate.

Capital Allocation Priorities Drive Shareholder Value
•Lowered leverage ratio to 1.7x2 and received two credit rating upgrades.
•Announced amended merger agreement for CWT acquisition reducing the stock consideration from approximately 72 million shares to approximately 50 million shares.
•Strong and flexible balance sheet with $300 million share buyback program in place.

Issuing Q2 and Updated Full-Year 2025 Guidance
•In response to a more uncertain economic environment, Amex GBT is updating its guidance for the full-year 2025, bringing the midpoint of Adjusted EBITDA down by 6% and the upper end largely in line with the previous midpoint.
•Q2 2025 guidance: revenue of $615 million to $635 million and Adjusted EBITDA of $125 million to $135 million.
•Updated FY 2025 guidance: revenue of $2.38 billion to $2.48 billion, Adjusted EBITDA of $480 million to $540 million and Free Cash Flow of $120 million to $160 million.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: "In the first quarter, we delivered on our commitments, with strong profit growth, margin expansion and cash generation. Investments in our software and services are driving share gains and productivity improvements. Our strong and flexible operating model positions us well to navigate through a more uncertain environment.”

Karen Williams, Amex GBT's Chief Financial Officer, stated: "I am incredibly pleased with our Q1 performance and our continued focus on margins. In the first quarter, we expanded our Adjusted EBITDA margin by 260bps year over year. It is clear we have a well-established playbook in transformation, and this will serve us well in times of uncertainty. Our updated guidance reflects the factors within our control to protect earnings and cash flow as we adapt to a more uncertain environment."

1There were 62.1 average workdays in Q1 2025 compared to 62.7 average workdays in Q1 2024; percentages are adjusted to reflect growth metrics assuming 62.1 workdays in each period.
2Leverage ratio is calculated as Net Debt / LTM Adjusted EBITDA and is different than leverage ratio defined in our senior secured credit agreement.
*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release.

First Quarter 2025 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		YOY Inc / (Dec)
	March 31,
	2025	2024
Total Transaction Value (TTV)	$8,349	$8,105	3%
Transaction Growth	3%	6%

Revenue	$621	$610	2%
Travel Revenue	$499	$492	2%
Product and Professional Services Revenue	$122	$118	3%

Total operating expenses	$566	$594	(5)%
Adjusted Operating Expenses	$480	$487	(1)%

Operating income	$55	$16	251%
Net income (loss)	$75	$(19)	NM
Net income (loss) margin	12%	(3)%	NM
EBITDA	$160	$88	83%
Adjusted EBITDA	$141	$123	15%
Adjusted EBITDA Margin	23%	20%	260 bps

Net cash from operating activities	$53	$49	9%
Free Cash Flow	$26	$24	9%
Net Debt	$832	$888
Net Debt / LTM Adjusted EBITDA	1.7x	2.2x
NM = not meaningful

First Quarter 2025 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue of $621 million increased $11 million, or 2%. On a workday adjusted and constant currency basis, revenue increased 4%. Within this, Travel Revenue increased $7 million, or 2%, and Product and Professional Services Revenue increased $4 million, or 3%. The increase in total revenue was primarily due to Transaction Growth; partially offset by a modest decline in Yield driven by the continued shift to digital transactions and fixed elements of revenue, and unfavorable foreign exchange impact.

Total operating expenses of $566 million decreased $28 million, or 5%, due to lower cost of revenue and general & administrative expenses primarily driven by cost savings initiatives and productivity improvement, as well as lower restructuring and M&A costs, lower depreciation and amortization and favorable foreign exchange impact. This was partially offset by the Company's continued investments in technology and content to drive future growth, along with higher sales & marketing costs.

Adjusted Operating Expenses of $480 million decreased $7 million, or 1%.

Operating income of $55 million increased $39 million, or 251%, driven by higher revenue and lower operating expenses discussed above.

Net income was $75 million, an increase of $94 million versus a net loss of $19 million in the same period in 2024, primarily driven by increased operating income, favorable fair value movements on earnout derivative liabilities, lower interest expense and lower taxes, partially offset by unfavorable foreign exchange impact.

Adjusted EBITDA of $141 million increased $18 million, or 15%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion of 260 bps to 23%.

Net cash from operating activities totaled $53 million, an increase of $4 million, or 9%, primarily due to increased operating income and proceeds from termination of interest rate swaps, partially offset by investment in working capital.

Free Cash Flow totaled $26 million, an increase of $2 million, or 9%, due to increased net cash from operating activities, partially offset by increased investments in purchase of property and equipment.

Net Debt: As of March 31, 2025, total debt, net of unamortized debt discount and debt issuance cost was $1,384 million, consistent with the amount as of December 31, 2024. Net Debt was $832 million as of March 31, 2025, compared to $848 million as of December 31, 2024. Leverage ratio was 1.7x as of March 31, 2025, down from 1.8x as of December 31, 2024. The cash balance was $552 million as of March 31, 2025, compared to $536 million as of December 31, 2024.

Q2 2025 Guidance and Updated Full-Year 2025 Guidance

In response to a more uncertain economic environment, Amex GBT is updating its guidance for the full-year 2025, bringing the midpoint of Adjusted EBITDA down by 6% and the upper end largely in line with the previous midpoint. The update reflects the softening in current conditions and its impact on organic Transaction Growth. Strong Adjusted EBITDA margin expansion is expected to continue.

Q2 2025 Guidance
	Low	Midpoint	High
Revenue	$615M (2%) YOY	$625M + 0% YOY	$635M + 2% YOY
Adjusted EBITDA	$125M (2%) YOY	$130M + 2% YOY	$135M + 6% YOY
Adjusted EBITDA Margin	20.3% + 0bps YOY	20.8% + 50bps YOY	21.3% + 90bps YOY

Full-Year 2025 Guidance
	Low	Midpoint	High
Revenue	$2.38B (2%) YOY	$2.43B + 0% YOY	$2.48B + 2% YOY
Adjusted EBITDA	$480M + 0% YOY	$510M + 7% YOY	$540M + 13% YOY
Adjusted EBITDA Margin	20.2% + 40bps YOY	21.0% + 130bps YOY	21.8% + 200bps YOY
Free Cash Flow	$120M	$140M	$160M

Full-Year 2025 Guidance Midpoint Assumptions:
•Current conditions continue.
•Flat total Transaction Growth.
•(2%) organic Transaction Growth offset by 2ppts growth from new wins.
•Increasing cost actions to ~$110 million.
•Continuing to invest.
•Neutral foreign exchange impact.

Please refer to the section below titled "Reconciliation of Second Quarter and Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP.

Webcast Information

Amex GBT will host its first quarter 2025 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Constant Currency Workday Adjusted Revenue, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.
Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X, LinkedIn and Instagram.

Contacts

Media:
Megan Kat
Head of Global Communications and Public Affairs
megan.kat@amexgbt.com

Investors:
Jennifer Thorington
Vice President Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(in $ millions, except share and per share data)	2025	2024
Revenue	$621	$610
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	231	245
Sales and marketing	103	99
Technology and content	120	108
General and administrative	68	86
Restructuring and other exit charges	4	9
Depreciation and amortization	40	47
Total operating expenses	566	594
Operating income	55	16
Interest income	2	—
Interest expense	(24)	(33)
Loss on early extinguishment of debt	(2)	—
Fair value movement on earnout derivative liabilities	74	18
Other (loss) income, net	(9)	7
Income before income taxes	96	8
Provision for income taxes	(21)	(27)
Net income (loss)	75	(19)
Less: net income attributable to non-controlling interests in subsidiaries	—	—
Net income (loss) attributable to the Company’s Class A common stockholders	$75	$(19)
Basic income (loss) per share attributable to the Company’s Class A common stockholders	$0.16	$(0.04)
Weighted average number of shares outstanding - Basic	465,872,540	461,386,280
Diluted income (loss) per share attributable to the Company’s Class A common stockholders	$0.16	$(0.04)
Weighted average number of shares outstanding - Diluted	478,715,682	461,386,280

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in $ millions, except share and per share data)	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$552	$536
Accounts receivable (net of allowance for credit losses of $10 as of both March 31, 2025 and December 31, 2024)	717	571
Due from affiliates	47	46
Prepaid expenses and other current assets	139	128
Total current assets	1,455	1,281
Property and equipment, net	235	232
Equity method investments	14	14
Goodwill	1,217	1,201
Other intangible assets, net	471	480
Operating lease right-of-use assets	56	59
Deferred tax assets	274	268
Other non-current assets	63	89
Total assets	$3,785	$3,624
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$325	$263
Due to affiliates	35	22
Accrued expenses and other current liabilities	517	461
Current portion of operating lease liabilities	14	15
Current portion of long-term debt	19	19
Total current liabilities	910	780
Long-term debt, net of unamortized debt discount and debt issuance costs	1,365	1,365
Deferred tax liabilities	39	36
Pension liabilities	157	156
Long-term operating lease liabilities	60	63
Earnout derivative liabilities	59	133
Other non-current liabilities	68	34
Total liabilities	2,658	2,567
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 486,881,894 and 478,904,677 shares issued, 478,699,218 and 470,904,677 shares outstanding as of March 31, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in capital	2,809	2,827
Accumulated deficit	(1,500)	(1,575)
Accumulated other comprehensive loss	(132)	(146)
Treasury shares, at cost (8,182,676 and 8,000,000 shares as of March 31, 2025 and December 31, 2024, respectively)	(56)	(55)
Total equity of the Company’s shareholders	1,121	1,051
Equity attributable to non-controlling interest in subsidiaries	6	6
Total shareholders’ equity	1,127	1,057
Total liabilities and shareholders’ equity	$3,785	$3,624

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(in $ millions)	2025	2024
Operating activities:
Net income (loss)	$75	$(19)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	40	47
Deferred tax charge	3	17
Equity-based compensation	19	18
Allowance for credit losses	2	4
Loss on early extinguishment of debt	2	—
Fair value movement on earnout derivative liabilities	(74)	(18)
Other, net	39	(9)
Changes in working capital:
Accounts receivable	(136)	(95)
Prepaid expenses and other current assets	(8)	(43)
Due from affiliates	(2)	5
Due to affiliates	13	5
Accounts payable, accrued expenses and other current liabilities	86	144
Defined benefit pension funding	(6)	(7)
Net cash from operating activities	53	49
Investing activities:
Purchase of property and equipment	(27)	(25)
Proceeds from foreign exchange forward contracts	9	—
Net cash used in investing activities	(18)	(25)
Financing activities:
Proceeds from senior secured term loans	99	—
Repayment of senior secured term loans	(103)	(1)
Repurchase of common shares	(1)	—
Contributions for ESPP and proceeds from exercise of stock options	4	4
Payment of taxes withheld on vesting of equity awards	(24)	(12)
Other	—	(1)
Net cash used in financing activities	(25)	(10)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(5)
Net increase in cash, cash equivalents and restricted cash	16	9
Cash, cash equivalents and restricted cash, beginning of period	561	489
Cash, cash equivalents and restricted cash, end of period	$577	$498
Supplemental cash flow information:
Cash paid (received) for income taxes, net	$4	$(11)
Cash paid for interest (net of interest received)	$30	$34
Non-cash additions for operating lease right-of-use assets	$—	$6
Non-cash additions for finance lease	$1	$—

Glossary of Terms

Customer retention rate is calculated based on Total Transaction Value (TTV).

CWT refers to CWT Holdings, LLC.

GMN refers to Global & Multinational Enterprises and SME refers to Small and Medium-sized Enterprises. For organizational management purposes, Amex GBT divides the customer base into these two general categories, generally on the basis of annual TTV, although this measure can vary by country and by customer preference. Amex GBT offers all products and services to all sizes of customer, as customers of all sizes may prefer different solutions.

LTM refers to the last twelve months ended March 31, 2025.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms.

Yield is calculated as total revenue divided by Total Transaction Value (TTV) for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition, and should not be considered as an alternative, to other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

We define Constant Currency Workday Adjusted Revenue Growth as revenue growth adjusted to exclude the impact of foreign currency translation fluctuations and calculated for the same number of workdays in comparable period as in the current period. It is calculated by dividing the difference between constant currency revenue for current period and prior year comparable period constant currency revenue (for the same number of days as current period) by the prior year comparable period constant currency revenue (for the same number of days as current period). Constant currency revenue is calculated by (i) retranslating current and prior-period revenue amounts at a consistent exchange rate rather than the actual exchange rates in effect during the respective periods and (ii) adjusting for the number of workdays to be consistent in both the periods. A portion of the Company’s revenue is derived from international operations. As a result, the Company’s revenue has been and will continue to be affected by changes in the U.S. dollar against major international currencies. The Company refers to revenue growth rates on a constant currency workday adjusted basis so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates or different workdays to facilitate comparisons of the Company’s revenue from one period to another.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses and Constant Currency Workday Adjusted Revenue are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to revenue, net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model;

•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations; and
•impact of foreign exchange translation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses and Constant Currency Workday Adjusted Revenue are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flow since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flow from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of the current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three months ended March 31,
(in $ millions)	2025	2024
Net income (loss)	$75	$(19)
Interest income	(2)	—
Interest expense	24	33
Loss on early extinguishment of debt	2	—
Provision for income taxes	21	27
Depreciation and amortization	40	47
EBITDA	160	88
Restructuring, exit and related charges (a)	4	9
Integration costs (b)	5	6
Mergers and acquisitions (c)	6	19
Equity-based compensation and related employer taxes (d)	31	22
Fair value movement on earnout derivative liabilities (e)	(74)	(18)
Other adjustments, net (f)	9	(3)
Adjusted EBITDA	$141	$123
Net income (loss) Margin	12%	(3)%
Adjusted EBITDA Margin	23%	20%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended March 31,
(in $ millions)	2025	2024
Total operating expenses	$566	$594
Adjustments:
Depreciation and amortization	(40)	(47)
Restructuring, exit and related charges (a)	(4)	(9)
Integration costs (b)	(5)	(6)
Mergers and acquisitions (c)	(6)	(19)
Equity-based compensation and related employer taxes (d)	(31)	(22)
Other adjustments, net (f)	—	(4)
Adjusted Operating Expenses	$480	$487

a)Represents primarily employee severance costs.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $1 million and $3 million for the three months ended March 31, 2025 and 2024, respectively and (ii) legal and professional services (reversals)/costs of $(1) million and $1 million for the three months ended March 31, 2025 and 2024, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange (loss) gains of $(7) million and $8 million for the three months ended March 31, 2025 and 2024, respectively and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $2 million and $1 million for the three months ended March 31, 2025 and 2024, respectively.

Reconciliation of revenue to Constant Currency Workday Adjusted Revenue growth:

Three months ended March 31,
(in percentages)	2025

Revenue growth	2%
Impact of workday adjustment	1%
Impact of constant currency adjustment	1%
Constant Currency Workday Adjusted Revenue growth	4%

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three months ended March 31,
($ in millions)	2025	2024

Net cash from operating activities	$53	$49
Less: Purchase of property and equipment	(27)	(25)
Free Cash Flow	$26	$24

Reconciliation of Net Debt:

	As of
(in $ millions)	March 31, 2025	December 31, 2024	March 31, 2024
Current portion of long-term debt	$19	$19	$8
Long-term debt, net of unamortized debt discount and debt issuance costs	1,365	1,365	1,355
Total debt, net of unamortized debt discount and debt issuance costs	1,384	1,384	1,363
Less: Cash and cash equivalents	(552)	(536)	(475)
Net Debt	$832	$848	$888

LTM Adjusted EBITDA	$496	$478	$404
Net Debt / LTM Adjusted EBITDA	1.7x	1.8x	2.2x

Reconciliation of Second Quarter and Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance

The Company’s second quarter and full-year 2025 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The Company’s guidance does not incorporate the impact of the pending acquisition of CWT Holdings,
LLC.

Adjusted EBITDA guidance for the three months ending June 30, 2025 consists of expected net income (loss) for the period ending June 30, 2025, adjusted for: (i) interest expense - net of approximately $20 million; (ii) provision for income taxes of approximately $5-$25 million; (iii) depreciation and amortization of property and equipment of approximately $40 million; (iv) restructuring costs of approximately $10-20 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $20 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $20 million, and; (vii) other adjustments, including litigation and professional services costs, long-term incentive plan costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $2 million to $5 million.

Adjusted EBITDA guidance for the year ending December 31, 2025 consists of expected net income (loss) for the year ending December 31, 2025, adjusted for: (i) interest expense - net of approximately $85 million; (ii) provision for income taxes of approximately $50-$70 million; (iii) depreciation and amortization of property and equipment of approximately $165 million; (iv) restructuring costs of approximately $30-40 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $60 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $90 million, and; (vii) other adjustments, including litigation and professional services costs, long-term incentive plan costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $15 million.

We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities, foreign exchange gains (loss) and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2025 consists of expected net cash from operating activities of greater than $230-280 million less purchase of property and equipment of greater than $110-120 million.

Forward-Looking Statements

This release contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the impact of any future acquisitions including the integration of any acquisition; (12) the decisions of market data providers, indices and individual investors; (13) the outcome of any legal proceedings that have been or may be instituted against the Company or CWT Holdings, Inc. (“CWT”) in connection with our merger with CWT (the “Merger”), including the lawsuit filed by the Department of Justice against us and CWT related to the Merger; (14) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; (15) the inability to complete, costs related to, or the inability to recognize the anticipated benefits of, the Merger; and
(16) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 7, 2025, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.